EXHIBIT 16


Beckstead and Watts, LLP
Certified Public Accountants

                                                  3340 Wynn Road, Suite B
                                                      Las Vegas, NV 89102
                                                             702.257.1984
                                                         702.362.0540 fax

January 21, 2003

U.S. Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

We acknowledge receipt of a copy of the disclosures set forth in the current report of NMXS.com, Inc. on Form 8-K dated January 20, 2003 (Commission File No. 333-30176) under the heading "Item 4. Change in Registrant's Certifying Accountant." In accordance with Item 304(a)(2)(ii)(D) of Regulation S-B promulgated by the Commission, this letter will confirm that we have reviewed the disclosure set forth in the proposed filing and we reasonably believe that no new information or clarification of the expression of the registrant's views as set forth therein is required, and we agree with the statements made in response to
Item 304 set forth in the proposed filing.

Sincerely,

/s/ Brad Beckstead
B. Brad Beckstead, CPA
Partner